Exhibit 10.2

AGREEMENT AND GUARANTY

For valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and in consideration of ApplianceSmart Holdings LLC, a Nevada limited liability company (“Holdings”), parent of ApplianceSmart Contracting Inc., a Nevada corporation (“Guarantor”), having agreed to the terms of the outstanding amount owed by Holdings to Appliance Recycling Centers of America, Inc., a Nevada corporation (“ARCA”), in connection with the sale of Guarantor from ARCA to Holdings, as documented by that certain Amended and Restated Promissory Note, effective as of April 1, 2018 and amended and restated on December 26, 2018, issued by Holdings in the original principal amount at April 1, 2018 of $3,919,494.46 and $3,821,507.10 at December 26, 2018, for the benefit of ARCA (the “Note”), Guarantor does hereby unconditionally guarantee to ARCA full and prompt payment and performance of all obligations of Holdings to ARCA under the Note. Guarantor also agrees to pay in addition thereto all costs, expenses and reasonable attorney’s fees at any time paid or incurred by ARCA in endeavoring to enforce this Guaranty.

Upon any default by Holdings with respect to any of the obligations herein guaranteed, the liability of the Guarantor hereunder shall be deemed to have become immediately due and payable, without demand, presentment, protest or notice of any kind, all of which are hereby waived, and without any suit or action against Holdings or the Guarantor and without further steps to be taken or further conditions to be performed by ARCA. Failure of ARCA to make any demand or otherwise to proceed against the Guarantor in respect to any default by Holdings or the Guarantor, or any delay by ARCA in doing so, shall not constitute a waiver of ARCA right to proceed in respect to any or all other defaults by the Company or the Guarantor.

Guarantor further acknowledges and agrees that until such time as the Note has been paid in full, it shall not create, incur, assume, or suffer to exist any indebtedness secured by a material amount of Guarantor’s assets without the prior written consent of ARCA, which consent shall not be unreasonably withheld, conditioned, or delayed.

This Guaranty and Agreement shall be governed by and construed in accordance with the laws of the State of Nevada (without reference to the conflicts of law provisions thereof). The invalidity or unenforceability of any provision hereof shall not limit the validity or enforceability of any other provision hereof. This Guaranty and Agreement may not be amended except by an instrument in writing signed by the party to be charged.

Executed on this 28th day of December, 2018.

APPLIANCESMART CONTRACTING INC.

By: /s/ Virland A. Johnson

Name: Virland A. Johnson

Title: Chief Financial Officer